As filed with the Securities and Exchange Commission on June 9, 2006

Registration No. 333-134315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2 TO

FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MedicalCV, Inc.

(Name of Small Business Issuer in its Charter)

Minnesota	3841	41-1717208
(State or Other Jurisdiction	(Primary Standard	(I.R.S. Employer
of Incorporation)	Industrial Classification)	Identification Number)
	Code Number)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(651) 452-3000

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Marc P. Flores
President and Chief Executive Officer
MedicalCV, Inc.
9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(651) 452-3000

(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:

Avron L. Gordon, Esq.	Jocelyn M. Arel, Esq.
Brett D. Anderson, Esq.	Goodwin Procter LLP
Briggs and Morgan, P.A.	Exchange Place
2200 IDS Center	53 State Street
80 South Eighth Street	Boston, MA 02109
Minneapolis, MN 55402	(617) 570-1067 (phone)—(617) 570-1231 (fax)
(612) 977-8400 (phone)—(612) 977-8650 (fax)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation; or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation provides that we will indemnify our directors in the manner and to the fullest extent permitted by law. Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table. All amounts presented, other than the SEC registration fee, are estimates.

SEC registration fee	$3,692
Legal fees and expenses	260,000
Accounting fees and expenses	240,000
Blue sky fees and expenses	15,000
Transfer agent fees and expenses	5,000
Printing expenses	100,000
Nasdaq listing fee	100,000
Miscellaneous	76,308
Total	$800,000

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth certain information concerning the securities we have sold within the past three years without registering such securities under the Securities Act.

(a)   On January 17, 2003, we issued to PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller, a five-year warrant to purchase 35,000 shares of our common stock at $5.96 per share. Mr. Miller is a member of our board of directors, and PKM is one of the largest beneficial owners of our securities. We issued this warrant in connection with a line of credit we established with PKM. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 59,600 shares at $3.50 per share.

(b)   On April 4, 2003, we completed a refinancing transaction in which our headquarters and manufacturing facility was sold in a sale-leaseback transaction to PKM. As part of the consideration for this transaction, we issued to PKM a five-year warrant to purchase 35,000 shares of our common stock at $6.25 per share. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 60,763 shares at $3.60 per share.

(c)   On July 8, 2003, we completed a $2.0 million bridge financing, resulting in net proceeds of approximately $1.87 million.

Under the terms of the financing, we established a one-year $1.0 million discretionary line of credit with PKM. The line, which required the payment of interest at a rate of 10 percent per year, was collateralized by substantially all of our assets. As additional consideration for the financing, we agreed to issue PKM ten-year warrants for the purchase of up to 38,034 shares of our common stock at an exercise price of $7.00 per share with terms and conditions that include weighted-average anti-dilution rights. Of such securities, warrants for the purchase of 32,017 shares expire on July 1, 2013, and warrants for the purchase of 6,017 shares expire on August 20, 2013. As a result of anti-dilution adjustments through May 31, 2006, these warrants are exercisable for 73,957 shares at $3.60 per share. We also agreed to modify certain terms of the warrants issued to PKM in January and April 2003, to conform to the terms of the warrants issued as part of this bridge debt financing.

In a simultaneous transaction, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser (“Mr. Hauser”) pursuant to a one-year subordinated note with an interest rate of 10 percent per year. Pursuant to an intercreditor agreement with PKM, the loan was collateralized by substantially all of our assets. Mr. Hauser was issued ten-year warrants for the purchase of 38,035 shares of our common stock on terms comparable to the PKM warrants described above. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 73,958 shares at $3.60 per share. Following this transaction, Mr. Hauser became the beneficial owner of over 10 percent of our securities.

PKM and Mr. Hauser were also paid a 6.5 percent placement fee in connection with the July 2003 bridge financing under the May 2003 Discretionary Credit Agreement.

(d)   Effective August 5, 2003, we issued 5,052 shares of common stock to Tower Finance, Ltd. (“Tower”), a financial advisory firm, in connection with Tower’s agreement to provide consulting services.

(e)   On August 19, 2003, we granted to Lawrence L. Horsch, then our Chairman of the Board, a ten-year non-qualified stock option for the purchase of 10,000 shares of our common stock at an exercise price of $7.00 per share. We granted this stock option to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

(f)    On September 29, 2003, we sold 8,571 shares of our common stock to Lawrence L. Horsch, then our Chairman of the Board, at a purchase price of $7.00 per share. We agreed to sell these share to Mr. Horsch pursuant to the terms of a letter agreement dated August 19, 2003, under which Mr. Horsch became our Chairman of the Board.

(g)   On September 29, 2003, we issued 1,500 shares of our common stock to LightWave Ablation Systems, Inc. (“LightWave”) pursuant to the terms of a letter agreement between our company and LightWave dated April 22, 2003 (the “LightWave Agreement”). We also issued to LightWave a seven-year warrant to purchase 2,500 shares of our common stock at an exercise price of $14.60, which warrant expires August 27, 2010. We issued these shares and warrants in partial consideration of our acquisition of a technology platform for cardiac tissue ablation from such company.

(h)   On November 13, 2003, we issued to PKM a ten-year warrant to purchase 7,738 shares of our common stock at an exercise price of $16.80 per share. We issued this warrant in consideration of amendment to the one-year $1.0 million term debt arrangement with PKM, which provided for an additional $500,000 of borrowings. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 28,888 shares at $4.50 per share.

(i)    On November 24, 2003, we issued to Draft Co., an unrelated third party, ten-year warrants to purchase 9,090 shares of our common stock at an exercise price of $14.30 per share. We issued this warrant in consideration of a loan agreement to borrow $500,000, pursuant to a note maturing June 30, 2004 and bearing interest at a rate of 10.0 percent per year. This note was repaid on June 30, 2004. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 30,230 shares at $4.30 per share.

(j)    On February 3, 2004, we issued to PKM a ten-year warrant to purchase 33,093 shares of our common stock at an exercise price of $20.00 per share. We issued this warrant in connection with the extension of the maturity date of the January 2003 Discretionary Credit Agreement to June 30, 2005. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 140,822 shares at $4.70 per share.

(k)   On February 3, 2004, we issued to Mr. Hauser a ten-year warrant to purchase 13,600 shares of our common stock at an exercise price of $20.00 per share. We issued this warrant in connection with the extension by Mr. Hauser of the maturity date of the $1.0 million financing he provided to June 30, 2005. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 57,872 shares at $4.70 per share.

(l)    Between February 2004 and May 2004, we conducted a private placement to accredited investors of units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. We sold 273,076 units for aggregate gross proceeds of $4,014,223. The five-year warrants sold with the common stock are exercisable to purchase an aggregate of 273,076 shares of common stock at an exercise price of $16.00 per share. In connection with such placement, we issued our agent a five-year warrant to purchase 12,327 units at an exercise price of $18.375 per unit, paid our agent cash commissions of $181,210 and paid our agent a non-accountable expense allowance of $67,954. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 48,187 units at $4.70 per unit. In connection with such placement, we issued a finder a five-year warrant to purchase 9,518 units at an exercise price of $18.375 per unit, paid a finder a finder’s fee of $139,928 and reimbursed a finder for expenses of $4,163. As a result of anti-dilution adjustments, this warrant became exercisable for 37,214 units at $4.70 per unit. As set forth in paragraphs (aa) and (bb) below, during March and April 2006, this unit warrant was exercised in full on a net exercise basis. The warrants underlying the unit warrants issued to the agent and the finder are exercisable for a period of five-years at an exercise price of $18.375 per share.

(m)  On August 26, 2004, we issued a five-year option, exercisable at $13.00 per share, for the purchase of 2,500 shares of common stock to Blair P. Mowery. This option, which was granted outside our shareholder-approved plans, was issued in consideration of services rendered by Mr. Mowery to our company.

(n)   On November 17, 2004, we issued to PKM a ten-year warrant to purchase 3,401 shares of our common stock at a per share exercise price equal to the lower of (1) $14.70 or (2) the price at which we first sell our common stock or units (minus the value of the warrant component thereof determined at the date of sale thereof using the Black Scholes formula) after November 17, 2004, but not less than $10.00. We issued this warrant in consideration of our entry into a discretionary credit agreement with PKM. As a result of anti-dilution adjustments through May 31, 2006, this warrant is exercisable for 11,363 shares at $4.40 per share.

(o)   On December 1, 2004, as a result of the U.S. Food and Drug Administration’s grant of 510(k) market clearance for the ATRILAZE™ Surgical Ablation System, we became obligated pursuant to the LightWave Agreement to issue a common stock purchase warrant to LightWave. On December 1, 2004, we issued to LightWave a seven-year warrant to purchase 2,500 shares of our common stock at an exercise price of $14.60 per share. We issued this warrant, pursuant to the terms of the LightWave Agreement, in partial consideration of our acquisition of a technology platform for cardiac tissue ablation from such company.

(p)   On December 31, 2004, we issued $225,000 principal amount of convertible bridge notes due May 31, 2005, to certain accredited investors. On January 13, 2005, we issued $200,000 principal amount of convertible bridge notes due May 31, 2005, to an accredited investor. The notes bore interest at the rate of 10 percent per year and were convertible into securities to be issued in our next equity financing. On April 1, 2005, each investor converted the entire unpaid principal and all accrued but unpaid interest under the note into preferred stock and common stock purchase warrants (as described in paragraph (s) below). In connection with this financing, we issued a five-year bridge warrant to each investor for the purchase of a number of shares of common stock equal to 20 percent of the principal amount of such investor’s note. Such warrants are exercisable to purchase common stock at $5.00 per share. In connection with these issuances, we paid Tower a cash commission equal to 8 percent of the gross proceeds raised from investors introduced to us by Tower and we agreed to issue a five-year common stock purchase warrant to Tower for the purchase of a number of shares equal to 8 percent of the total possible shares issuable to Tower-introduced investors in this financing at an exercise price of $6.25 per share.

(q)   On March 3, 2005, we entered into a February 2005 Credit Agreement with PKM. The Agreement provided for a $500,000 discretionary credit facility under which PKM made available to us up to $500,000 in the form of loans bearing interest in 10 percent per year. Principal and interest were due on the amounts borrowed no later than June 16, 2005. This debt and the other amounts we borrowed from PKM were collateralized by substantially all of our assets. A February 2005 Discretionary Credit Note reflected this indebtedness. As additional consideration, we issued to PKM a ten-year warrant for the purchase of 75,000 shares of our common stock at an exercise price of $5.00 per share. We also acknowledged a fourth amendment to the first amended and restated subordination and intercreditor agreement by and between PKM and Mr. Hauser. We also agreed to pay the legal and administrative expenses incurred by PKM associated with this transaction. PKM subsequently transferred warrants for the purchase of 25,541 shares to third parties. As a result of anti-dilution adjustments through May 31, 2006, the remaining warrant held by PKM is exercisable for 72,734 shares at $3.40 per share.

(r)    On March 21, 2005, we granted a stock option for the purchase of 5,000 shares of common stock to David B. Kaysen and we granted a stock option for the purchase of 5,000 shares of common stock to Susan L. Critzer. Mr. Kaysen and Ms. Critzer are two of our non-employee directors. These options were granted outside our shareholder-approved plans, they were 100 percent vested at the date of grant, and they are exercisable at $10.00 per share. These options expire on March 21, 2015.

(s)    On April 1, 2005, under the terms of a Securities Purchase Agreement with accredited investors, we issued 1,803 shares of 5% Series A Redeemable Convertible Preferred Stock (“Preferred Stock”) to such investors and warrants for the purchase of 2,705,250 shares of common stock to such investors. Each share of Preferred Stock was convertible into the number of shares of common stock equal to the $10,000 stated value divided by $5.00, subject to anti-dilution adjustments. As a result, the 1,803 preferred shares sold could have been converted into 3,607,000 shares of common stock, subject to anti-dilution adjustments. The terms of the Preferred Stock included dividend, protective, liquidation and conversion rights. The Preferred Stock was sold along with warrants to purchase a number of shares of common stock equal to 75 percent of the number of shares of common stock initially issuable upon conversion of the Preferred Stock. The warrants had a term of five years and were exercisable at $5.00 per share, subject to anti-dilution adjustments. If the shares issuable upon exercise of the warrants had not been registered for resale at the time of exercise, each warrant would have allowed the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon exercise of the warrant. We obtained gross cash proceeds of $13,603,000 at the closing (net of $30,000 in legal fees which were offset by the lead investor). We also converted $4,402,000 of indebtedness into the above-referenced securities. We paid our placement agent cash commissions of $573,000, we repaid an outstanding debt obligation to PKM of $502,708, and we paid a finder a finder’s fee of $244,980. We issued warrants for the purchase of 163,596 shares of common stock to our placement agent and finder on substantially the same terms as the investor warrants. Of such warrants, warrants for the purchase of 40,996 shares of common stock originally issued to the finder remained outstanding at May 31, 2006. We also agreed to reimburse our placement agent and finder for expenses, and to reimburse PKM in connection with its legal fees.

(t)    Effective April 1, 2005, we awarded (1) a non-qualified stock option for the purchase of 344,034 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, (2) a non-qualified stock option for the purchase of 129,013 shares of common stock to John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, (3) a non-qualified stock option for the purchase of 64,506 shares of common stock to Adam L. Berman, our Vice President, Research and Development, (4) a non-qualified stock option for the purchase of 64,506 shares of common stock to Robert W. Clapp, our Vice President, Operations, (5) a non-qualified stock option for the purchase of 21,502 shares of common stock to Dennis E. Steger, our Vice President, Regulatory Affairs and Quality Assurance, and (6) a non-qualified stock option for the purchase of 43,004 shares of common stock to a former employee. The foregoing options were issued outside our employee benefit plans. Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. They are exercisable at $8.90 per share. These options expire on April 1, 2012.

(u)   On April 22, 2005, we issued 650 shares of common stock to Mid-South Capital, Inc. and 2,600 shares of common stock to Baxter Capital Advisers, Inc. These shares were issued as consideration for services rendered pursuant to the terms of a financial consulting agreement between our company and Mid-South Capital, Inc., dated February 3, 2005.

(v)   On April 25, 2005, we issued a warrant for the purchase of 6,800 shares of common stock to Tower. This warrant was issued as consideration for services rendered in connection with our December 2004 and January 2005 bridge financing pursuant to the terms of a letter agreement between our company and Tower, dated December 8, 2004. The warrant is exercisable at $6.25 per share, which was 125 percent of the price at which our common stock equivalents were sold in the bridge financing. This warrant expires on January 13, 2010.

(w)  On April 28, 2005, we issued 8,000 shares of common stock to ROI Group Associates, Inc. These shares were issued as consideration for investor relations services rendered pursuant to the terms of a service agreement between our company and ROI Group Associates, Inc., dated January 24, 2005.

(x)   On June 7, 2005, we issued 20,000 shares of common stock, upon the conversion of 10 shares of Preferred Stock, to an accredited investor. On July 13, 2005, we issued 10,000 shares of common stock, upon the conversion of 5 shares of Preferred Stock, to an accredited investor. On July 14, 2005, we issued an aggregate of 20,000 shares of common stock, upon the conversion of an aggregate of 10 shares of Preferred Stock, to four accredited investors. On September 15, 2005, we issued 10,000 shares of common stock, upon the conversion of 5 shares of Preferred Stock, to an accredited investor. On October 18, 2005, we issued 6,000 shares of common stock, upon the conversion of 3 shares of Preferred Stock, to an accredited investor. Each of the foregoing issuances was made pursuant to the terms of the Certificate of Designation of the Rights and Preferences of the 5% Series A Redeemable Convertible Preferred Stock.

(y)   On December 22, 2005, pursuant to preferred stock acquisition agreements with the holders of an aggregate of 1,499 shares of preferred stock (the “PSAAs”), we acquired 297 shares of our Preferred Stock from PKM in consideration of the issuance of 913,253 shares of common stock. Also on December 22, 2005, pursuant to amended warrant agreements with such holders (the “AWAs”), PKM exercised a warrant for 445,200 shares of common stock on a net exercise basis, resulting in the issuance of 225,972 shares of common stock. On December 23, 2005, under the AWAs, holders of warrants for the purchase of 825,000 shares of common stock exercised such warrants at $3.25 per share. We obtained gross proceeds of $2,681,250 in connection with these warrant exercises. On December 27, 2005, under the PSAAs, we acquired 42 shares of Preferred Stock in consideration of the issuance of 129,232 shares of common stock. Also on December 27, 2005, under the AWAs, holders of warrants for the purchase of 450,000 shares of common stock exercised such warrants at $3.25 per share. We obtained gross proceeds of $1,462,500 in connection with these warrant exercises. On December 28, 2005, under the PSAAs, we acquired 370 shares of Preferred Stock in consideration of the issuance of 1,138,490 shares of common stock. Also on December 28, 2005, under the AWAs, holders of warrants for the purchase of 416,750 shares of common stock exercised such warrants at $3.25 per share. We obtained gross proceeds of $1,354,438 in connection with these warrant exercises. On December 29, 2005, under the PSAAs, we acquired 215 shares of Preferred Stock in consideration of the issuance of 661,555 shares of common stock. Also on December 29, 2005, under the AWAs, holders of warrants for the purchase of 160,000 shares of common stock exercised such warrants at $3.25 per share. We obtained gross proceeds of $520,000 in connection with these warrant exercises. On December 30, 2005, under the PSAAs, we acquired 575 shares of Preferred Stock in consideration of the issuance of 1,769,275 shares of common stock.

In the aggregate, the foregoing issuances resulted in (1) our acquisition of 1,499 shares of Preferred Stock in consideration of our issuance of 4,611,805 shares of common stock to accredited investors, and (2) our receipt of gross proceeds of $6,018,188 in consideration of its issuance of 2,077,722 shares of common stock upon exercise of warrants by accredited investors. In connection with these transactions, we paid C.E.Unterberg, Towbin, LLC (“CEUT”), our exclusive financial advisor in connection with such transactions, a fee of $400,909 and reimbursed CEUT for $27,016 of expenses.

(z)   Following public announcement of our purchase of 1,499 shares of Preferred Stock, representatives of the remaining accredited investors holding Preferred Stock and related common stock purchase warrants inquired about the possibility of selling their Preferred Stock to our company, and exercising their related warrants, on the same terms. On January 6, 2006, pursuant to PSAAs, we acquired 271 shares of Preferred Stock in consideration of the issuance of 836,009 shares of common stock. Also on January 6, 2006, pursuant to AWAs, the same investors exercised warrants for the purchase of 423,050 shares of common stock. Of such number, warrants for the purchase of 271,850 shares were exercised for cash, yielding $883,513 in gross proceeds, and warrants for the purchase of 151,200 shares were exercised on a net exercise basis, resulting in the issuance of 76,745 shares of common stock. Also on January 6, 2006, pursuant to exercise notices dated January 5, 2006, we issued shares of common stock upon the exercise of certain other warrants. In particular, holders of warrants for the purchase of an aggregate of 107,850 shares of common stock, which were originally issued to our placement agent in our April 2005 financing, were exercised. Of such number, warrants for the purchase of 1,500 shares were exercised for cash, yielding $4,875 in gross proceeds, and warrants for the purchase of 106,350 shares were exercised on a net exercise basis, resulting in the issuance of 75,974 shares of common stock. We agreed to pay CEUT a fee of $44,419 in connection with the foregoing warrant exercises.

(aa) On March 22, 2006, Tower exercised a portion of its warrant to purchase 37,214 units on a net exercise basis, resulting in the issuance of (a) 11,270 shares of our common stock and (b) a warrant to purchase 11,270 shares of our common stock, at an exercise price of $18.375 per share, which expires on April 30, 2009. Following this partial exercise, Tower retained a unit warrant to purchase 14,989 units, at an exercise price of $4.70 per unit, which also expires on April 30, 2009. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $18.375 per share.

(bb)             On April 19, 2006, Tower exercised its warrant to purchase 14,989 units on a net exercise basis, resulting in the issuance of (a) 8,738 shares of our common stock and (b) a warrant to purchase 8,738 shares of our common stock, at an exercise price of $18.375 per share, which expires on April 30, 2009.

Each of the foregoing issuances was made in reliance upon the exemption provided in Section 4(2), Section 3(a)(9), and/or the safe harbor provided by Rule 506 of the Securities Act. Such securities are restricted as to sale or transfer, unless registered under the Securities Act, and certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition unless registered under the Securities Act. In addition, the recipients of such securities received, or had access to, material information concerning MedicalCV, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB and Form 8-K, as filed with the SEC, including amendments to such reports. Other than as noted above, no underwriting commissions or discounts were paid with respect to the issuances of such securities.

ITEM 27.   EXHIBITS.

See “Index to Exhibits.”

ITEM 28.   UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The small business issuer will:

(1)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on June 9, 2006.

MEDICALCV, INC.
By	/s/ MARC P. FLORES
Marc P. Flores
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/ MARC P. FLORES	President and Chief Executive Officer	June 9, 2006
	Marc P. Flores	(Principal Executive Officer)
	/s/ JOHN H. JUNGBAUER	Vice President, Finance and	June 9, 2006
	John H. Jungbauer	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)
	*	Chairperson of the Board
Susan L. Critzer
	*	Director
Larry G. Haimovitch
	*	Director
Lawrence L. Horsch
	*	Director
David B. Kaysen
	*	Director
Paul K. Miller
	*	Director
J. Robert Paulson, Jr.
*By	/s/ JOHN H. JUNGBAUER		June 9, 2006
John H. Jungbauer Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Restated Articles of Incorporation of the Registrant, as Amended.*
3.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate.*
5	Legal Opinion of Briggs and Morgan, P.A.*
10.1	1992 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.2	1993 Director Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.3	1997 Stock Option Plan (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).
10.4	Amended and Restated 2001 Equity Incentive Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement), filed on August 25, 2005 (File No. 000-33295)).
10.5

Common Stock Purchase Warrant issued by the Registrant to PKM Properties, LLC, dated January 17, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB/A, filed on April 4, 2003 (File No. 000-33295)).

10.6

Warrant Agreement to purchase 38,035 shares of common stock issued by the Registrant to Peter Ludwig Hauser, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed on July 14, 2003 (File No. 000-33295)).

10.7

Amendment to Warrants by and between the Registrant and PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed on July 14, 2003 (File No. 000 33295)).

10.8

Warrant Agreement to purchase 32,017 shares of common stock issued by the Registrant to PKM Properties, LLC, dated July 1, 2003 (incorporated by reference to our Current Report on Form 8-K, filed on July 14, 2003 (File No. 000-33295)).

10.9

Warrant Agreement to purchase 6,017 shares of common stock issued by MedicalCV, Inc. to PKM Properties, LLC, dated August 20, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2003 (File No. 000-33295)).

10.10

Warrant Agreement to purchase 7,738 shares of common stock issued by the Registrant to PKM Properties, LLC, dated November 13, 2003 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 22, 2004 (File No. 000-33295)).

10.11

Warrant Agreement to purchase 13,600 shares of common stock issued by the Registrant to Peter L. Hauser, dated February 3, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.12

Warrant Agreement to purchase 33,093 shares of common stock issued by the Registrant to PKM Properties, LLC, dated February 3, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.13

Letter Agreement between the Registrant and Lawrence L. Horsch, dated effective August 19, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.14

Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 10,000 shares, dated August 19, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.15

Building Lease Agreement between the Registrant and PKM Properties, LLC, dated April 4, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.16

Technology Purchase Agreement between the Registrant and LightWave Ablation Systems, Inc., Gregory Brucker and Robert Svenson M.D., dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.17

Warrant Agreement to purchase 2,500 shares of common stock issued by the Registrant to LightWave Ablation Systems, Inc., dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.18

Technology Assignment Agreement between the Registrant, LightWave Ablation Systems, Inc., Robert H. Svenson, M.D. and Gregory Brucker, dated August 27, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.19

Proprietary Information and Inventions Agreement between the Registrant, Robert H. Svenson, M.D. and Gregory Brucker, dated August 10, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.20

Technical Assistance Agreement between the Registrant and Robert H. Svenson, M.D., dated August 7, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.21

Technical Assistance Agreement between the Registrant and Gregory Brucker, dated August 7, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.22

Warrant Agreement to purchase up to 10,000 shares of common stock issued by the Registrant to Segmed, Inc., dated August 7, 2002 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.23

First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser, PKM Properties, LLC and Draft Co., accepted and acknowledged by the Registrant dated November 24, 2003 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.24

Amendment No. 1 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser, PKM Properties, LLC and Draft Co., accepted and acknowledged by the Registrant dated January 29, 2004 (incorporated by reference to our Annual Report on Form 10-KSB filed on July 29, 2004 (File No. 000-33295)).

10.25

Amendment No. 2 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by MedicalCV, Inc. dated April 16, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2004 (File No. 000-33295)).

10.26

April 2004 Discretionary Credit Agreement by and between MedicalCV, Inc. and PKM Properties, LLC dated April 16, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2004 (File No. 000-33295)).

10.27

Discretionary Credit Demand Note between MedicalCV, Inc. (borrower) and PKM Properties, LLC (lender), dated April 16, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 15, 2004 (File No. 000-33295)).

10.28

Severance and Release Agreement between the Registrant and Blair P. Mowery, effective August 11, 2004 (incorporated by reference to Post Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 9, 2004 (File No. 333-116394)).

10.29

Severance and Release Agreement between the Registrant and Allan R. Seck, effective August 6, 2004 (incorporated by reference to Post Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 9, 2004 (File No. 333-116394)).

10.30	Letter Agreement between the Registrant and Marc P. Flores, effective August 30, 2004 (incorporated by reference to our Current Report on Form 8-K, filed on September 2, 2004 (File No. 000-33295)).
10.31

October 2004 Discretionary Credit Agreement by and between MedicalCV, Inc. and PKM Properties, LLC, dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.32

October 2004 Credit Note issued by MedicalCV, Inc. (maker) to PKM Properties, LLC (payee), dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.33

Intellectual Property Security Agreement by and between PKM Properties, LLC (secured party) and MedicalCV, Inc. (debtor), dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.34

Amendment No. 3 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by MedicalCV, Inc., dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.35

Waiver Agreement by and between MedicalCV, Inc. (borrower) and PKM Properties, LLC (lender), dated October 29, 2004, effective November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).

10.36	Warrant Agreement issued to PKM Properties, LLC, dated November 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on November 23, 2004 (File No. 000-33295)).
10.37

Warrant Agreement to purchase 2,500 shares of common stock issued to LightWave Ablation Systems, Inc., dated December 1, 2004 (incorporated by reference to our Current Report on Form 8-K/A filed on February 10, 2005 (File No. 000-33295)).

10.38

Form of Bridge Note Purchase Agreement including form of convertible promissory note and form of common stock purchase warrant), dated December 31, 2004 (incorporated by reference to our Current Report on Form 8-K filed on January 14, 2005 (File No. 000-33295)).

10.39

February 2005 Discretionary Credit Agreement by and between MedicalCV, Inc. and PKM Properties, LLC, dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.40

February 2005 Discretionary Credit Note issued by MedicalCV, Inc. (maker) and PKM Properties, LLC (payee), dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.41

Warrant Agreement issued to PKM Properties, LLC, dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.42

Amendment No. 4 to First Amended and Restated Subordination and Intercreditor Agreement by and between Peter L. Hauser and PKM Properties, LLC, accepted and acknowledged by MedicalCV, Inc., dated February 16, 2005, effective March 3, 2005 (incorporated by reference or our Current Report on Form 8-K/A filed on March 9, 2005 (File No. 000-33295)).

10.43

Form of Non-Qualified Stock Option Agreement under the MedicalCV, Inc. 2001 Equity Incentive Plan (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.44

Form of Non-Qualified Stock Option Agreement under the MedicalCV, Inc. 1997 Stock Option Plan (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.45

Form of Non-Qualified Stock Option Agreement under the MedicalCV, Inc. 1993 Director Stock Option Plan (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.46

Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 14,985 shares, dated November 18, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.47

Amended Non-Qualified Stock Option Agreement issued by the Registrant to John H. Jungbauer in the amount of 6,858 shares, dated November 18, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on September 14, 2005 (File No. 000-33295)).

10.48

Non-Qualified Stock Option Agreement issued by the Registrant to John H. Jungbauer in the amount of 8,141 shares, dated November 18, 2004 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.49

Non-Qualified Stock Option Agreement issued by the Registrant to Lawrence L. Horsch in the amount of 6,205 shares, dated January 19, 2005 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on March 17, 2005 (File No. 000-33295)).

10.50	Form of Stand-Alone Non-Qualified Stock Option Agreement issued to Non-Employee Directors (incorporated by reference to our Current Report on Form 8-K filed on March 25, 2005 (File No. 000-33295)).
10.51

Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated March 31, 2005 (effective April 1, 2005) (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.52	Form of 2005 Private Placement Warrant (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.53	Form of Debt Conversion Agreement dated March 29, 2005 (effective April 1, 2005) (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).
10.54

Registration Rights Agreement between the Registrant and the Investors named as signatories thereto, dated March 31, 2005 (effective April 1, 2005) (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.55

Engagement Letter between the Registrant and J Giordano Securities Group, dated December 17, 2004 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.56

Amendment to Engagement Letter between the Registrant and J Giordano Securities Group, dated March 16, 2005 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.57	Letter Agreement between the Registrant and Tower Finance, Ltd., dated December 8, 2004 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).
10.58

Amendment to Letter Agreement between the Registrant and Tower Finance, Ltd., dated March 16, 2005 (incorporated by reference to our Current Report on Form 8-K filed on April 4, 2005 (File No. 000-33295)).

10.59	2005 Director Stock Option Plan (incorporated by reference to our Definitive 14A (Proxy Statement), filed on August 25, 2005 (File No. 000-33295)).
10.60

Lease Termination Agreement entered into by and between PKM Properties, LLC and the Registrant, dated June 29, 2005 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on September 14, 2005 (File No. 000-33295)).

10.61

Employment Agreement by and between Marc P. Flores and the Registrant, dated August 9, 2005 (incorporated by reference to our Current Report on Form 8-K/A filed on August 9, 2005 (File No. 000-33295)).

10.62

Employment Agreement by and between John H. Jungbauer and the Registrant, dated August 9, 2005 (incorporated by reference to our Current Report on Form 8-K/A filed on August 9, 2005 (File No. 000-33295)).

10.63

Form of Non-Qualified Stock Option Agreement Issued to Executive Officers and Other Key Employees (incorporated by reference to our Current Report on Form 8-K/A filed on August 9, 2005 (File No. 000-33295)).

10.64

Form of Non-Employee Director Stock Option Agreement issuable under the 2005 Director Stock Option Plan (incorporated by reference to our Current Report on Form 8-K filed on September 23, 2005 (File No. 000-33295)).

10.65	Letter Agreement by and between MedicalCV, Inc. and Marc P. Flores, dated November 2, 2005 (incorporated by reference to our Current Report on Form 8-K filed on November 8, 2005 (File No. 000-33295)).
10.66	Form of Stock Option Amendment, dated December 13, 2005 (incorporated by reference to our Quarterly Report on Form 10-QSB filed on December 14, 2005 (File No. 000-33295)).

10.67

Form of Preferred Stock Acquisition Agreement, dated December 21, 2005 (including form of Registration Rights Agreement) (incorporated by reference to our Current Report on Form 8-K filed on December 22, 2005 (File No. 000-33295)).

10.68

Form of Amendment No. 1 to Securities Purchase Agreement (originally dated March 31, 2005), dated December 21, 2005 (incorporated by reference to our Current Report on Form 8-K filed on December 22, 2005 (File No. 000-33295)).

10.69

Form of Amendment No. 1 to Warrant Agreement (originally issued April 1, 2005), dated December 21, 2005 (incorporated by reference to our Current Report on Form 8-K filed on December 22, 2005 (File No. 000-33295)).

10.70

Form of Amendment to Executive Employment Agreement by and between John H. Jungbauer and MedicalCV, Inc., dated April 6, 2006 (incorporated by reference to our Current Report on Form 8-K filed on April 7, 2006 (File No. 000-33295)).

10.71

Restated Employment Agreement by and between Eapen Chacko and the Registrant, dated May 30, 2006 (incorporated by reference to our Current Report on Form 8-K filed on June 5, 2006 (File No. 000-33295)).

23.1	Consent of Briggs and Morgan, P.A. (included in Exhibit 5).
23.2	Consent of Independent Registered Public Accounting Firm.
24	Power of Attorney.*

*                    Previously filed.